UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2010 (September 21, 2010)

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Developments Relating to Our Third Quarter Redemptions

Under the share redemption program (the “Program”) currently in effect, Dividend Capital Total Realty Trust Inc. (the “Company”) presently limits the number of shares of common stock of the company to be redeemed in any calendar quarter to the lesser of (i) 1/4th of 5% of the number of shares outstanding as of the date that is twelve months prior to the end of such calendar quarter or (ii) the number of shares issued pursuant to the Company’s Distribution Reinvestment Plan (the “DRIP Plan”) in the immediately preceding quarter (the “Redemption Cap”). In calculating the Redemption Cap, pursuant to the terms of the plan, the Company will include any shares redeemed in excess of the prior quarter’s Redemption Cap as a result of the death or disability of a stockholder.

The Redemption Cap applicable to redemption requests in the third quarter of 2010 is approximately 1.0 million shares of common stock (the “Third Quarter Redemption Cap”). Through September 15, 2010 (the “Deadline”), the last day for third quarter 2010 redemption requests to be submitted under the Program, the Company had received requests to redeem approximately 11.7 million shares of common stock (the “Total Third Quarter Redemption Requests”). Based on application of the Third Quarter Redemption Cap, the Company expects that requesting shareholders whose requests were received on or before the Deadline will be redeemed pro rata.

As a result, the Company expects to redeem, for the third quarter of 2010, approximately 8% (the “Pro Rata Percentage”) of the shares each shareholder requested to be redeemed on or before the Deadline, subject to the terms and conditions of the Program. A copy of the Program was included as an exhibit to our first quarter 2010 Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on May 14, 2010, and is also available on the Company’s web site at www.totalrealtytrust.com. In accordance with the Program, any portion of a redemption request of a shareholder that is not honored will be deemed automatically withdrawn, and any such shareholder may resubmit a request in a subsequent quarter (subject to the Redemption Cap noted above and all other terms and conditions of the Program). The Company will not retain redemption requests that are not honored.

The Total Third Quarter Redemption Requests and Pro Rata Percentage are preliminary figures that are subject to change. Under the Program, redemption requests may be withdrawn at any time up to three business days prior to the end of the applicable quarter. As a result, any shareholder that wishes to withdraw a third quarter 2010 redemption request must submit a written withdrawal on or before September 27, 2010. In addition, any shareholder who has requested redemption and is a participant in the DRIP Plan will remain a participant in the DRIP Plan unless the Company receives written notice terminating the shareholder’s participation, which for purposes of the Company’s third quarter 2010 distribution must be received on or before September 30, 2010. Any shareholder that wishes to withdraw a redemption request or terminate their participation in the DRIP Plan should submit the same in writing to:

Dividend Capital Total Realty Trust Inc.

C/O Boston Financial Data Services, Inc.

30 Dan Road

Canton, MA 02021-2809.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Total Realty Trust Inc.

September 21, 2010

	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer